Putnam RetirementReady 2020 Fund
1/31/05 Semi-Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	 156
Class B    *
Class C    *

72DD2 (000s omitted)

Class M	 *
Class R	 *
Class Y	 232

74U1 (000s omitted)

Class A	584
Class B	1
Class C	*

74U2 (000s omitted)

Class M	2
Class R	*
Class Y	979

* Represents less than (000s omitted)

74V1

Class A	63.11
Class B	62.27
Class C	62.30

74V2

Class M	62.30
Class R	62.36
Class Y	67.31